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                                                                   EXHIBIT 10.14

                             EARNEST MONEY CONTRACT


         THIS CONTRACT is made by and between BALOUS MILLER, JOHN K. MILLER, DOUGLAS MILLER AND LOUIS VANCE (collectively, whether one or more, the "Seller") and UNITED INVESTORS REALTY TRUST, a Texas real estate investment trust ("Buyer"). In consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                                    ARTICLE I
                                  The Property

         Subject to the terms and provisions of this Contract, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of the following described property (collectively, the "Property"):

                  (a) A certain tract of land located in Bexar County, Texas, being described more fully on Exhibit "A" which is attached hereto and incorporated herein by reference ( the "Land"). The Land also includes any interest of Seller in and to (i) any strips or gores between the property described on Exhibit "A" and all abutting properties and (ii) any land lying in or under the bed of any street, alley, road or right of way, opened or proposed, abutting or adjacent to the Land;

                  (b) Any and all buildings, fixtures, improvements, structures and personal property situated on the Land;

                  (c) All rights in and to roads, rights-of-way, ingress and egress easements relating to the Land, and all other rights of access thereto;

                  (d) All mineral rights owned and held by Seller relating to the Land, whether surface or subsurface, or otherwise;

                  (e) All site plans, surveys, soil and substrata studies, plans and specifications, engineering plans and studies and other plans, diagrams or studies of any kind, if any, in Seller's possession or control which relate to the Land;

                  (f) All rights, privileges, tenements, hereditaments, reversionary interests, appendages, appurtenances, riparian or littoral rights belonging in or in anywise appertaining to the Land; and

                  (g) All rights, titles and interests of Seller in and to any award or awards heretofore or hereafter made by any municipal, county, state or federal authority or board to the present and all subsequent owners of the Land.



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                                   ARTICLE II
                                 Purchase Price

         2.1 Purchase Price. The total purchase price ("Purchase Price") for the Property equals the sum of Three Million Two Hundred Twenty-Two Thousand Nine Hundred and No/100 Dollars ($3,222,900.00), subject to adjustment as provided in
Section 3.2 hereof, payable in cash in full at Closing.

         2.2 Earnest Money Deposit. On the date of this Contract, Buyer hereby delivers to Alamo Title Company, 950 East Basse Road, San Antonio, Texas 78209, Attn. Don Walker (the "Title Company"), the sum of $50,000.00 as Buyer's Earnest Money Deposit (herein so called) which shall be held by the Title Company in escrow in an interest-bearing account. Interest earned thereon shall be held for the benefit of Buyer, provided that at the Closing, the earnest money deposit and interest thereon shall be credited against the Purchase Price. If the Closing is not held by reason of a Permitted Termination, the Earnest Money Deposit and interest shall be returned to Buyer. If the Closing is not held for any other reason, the Earnest Money Deposit shall be disbursed as provided for herein and the interest shall be paid to the party otherwise entitled to receive the Earnest Money Deposit.

                                   ARTICLE III
                                Title, and Survey

         3.1 Title Commitment. Seller shall, as soon as possible but not later than fifteen (15) days from the date of this Contract, cause to be furnished to Buyer a current standard Texas form of Commitment for Owner Policy of Title Insurance (the "Title Commitment"), issued through the Title Company, describing the Land (which legal description, unless and to the extent modified by the survey prescribed in Section 3.2 below, shall be deemed incorporated into this Contract), listing Buyer as the prospective named insured and showing as the policy amount the Purchase Price for the Property. With regard to the standard printed exceptions and other common exceptions generally included in the Title
Commitment:

                  (a) The exception for restrictive covenants shall be annotated either "None of Record" or "None of Record except the Permitted Exceptions, as provided in Section 3.3 hereof;

                  (b) The exception for area and boundaries shall be annotated to show that upon receipt by the Title Company of a satisfactory survey the exception will at the Closing be limited to "shortages in area";

                  (c) The exception for ad valorem taxes shall reflect only taxes for the current year and shall be annotated "Not yet due and payable";

                  (d) There shall be no exception for "visible and apparent easements," for "public or private roads" or similar matters;

                  (e) There shall be no exception for "rights of parties in possession"; and

                  (f) There shall be no exception for mineral reservations or for oil or gas pipelines.

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         3.2 Survey. Seller agrees to deliver to Buyer a copy of its existing survey of the Property within five days of the execution of this Contract. Thereafter, Buyer agrees to cause to be prepared and furnished to Seller and the Title Company either an update of the aforementioned existing survey of the Property or a new survey, prepared by a Registered Public Surveyor (the "Surveyor") acceptable to Seller and to the Title Company (the"Survey"). The cost of the Survey shall be initially borne by the Buyer, but Seller will reimburse Buyer for the cost of same (but only up to the amount of $2,000.00) if the sale contemplated hereby is consummated. To the extent requested by Buyer, the Surveyor shall:

                  (a) Mark and permanently monument all of the boundaries of the Property with substantial iron stakes in a manner which is consistent with the highest standards of the industry;

                  (b) Compute and certify in writing to the total area in gross square feet of the Property;

                  (c) Compute and certify in writing to the area in square feet net of each easement, encumbrance or servitude, if any, which affects the Property and the total gross square feet of the Property;

                  (d) Prepare an on-the-ground Category 1-A survey of the Property reflecting the perimeter of the Property, accurately reflecting each and every easement, encumbrance or servitude affecting the Property, all improvements or other structures situated thereon and such other matters as would normally be reflected by a plat or survey prepared in conformity with the highest standards of the industry;

                  (e) Prepare a current metes and bounds description of the Property; and

                  (f) Certify on the Survey as follows:

                  "The undersigned does hereby certify that (i) this survey was this day made upon the ground of the property reflected hereon, for the benefit of and reliance by Seller, Buyer, and the Title Company, (ii) the description contained hereon is correct, (iii) the property has access to and from a dedicated roadway as shown hereon, (iv) except as shown hereon, there are no discrepancies, conflicts, shortages in area, encroachments, improvements, overlapping of improvements, set-back lines, easements, or roadways, (v) the total acreage and the gross and net square footage shown hereon are correct,
                  (vi) none of the Property lies within the 100 year flood plain or any special flood hazard area or general hazard area as designated by governmental agency except as shown hereon and
                  (vii) there is no physical evidence of possession of the property by any party except as shown hereon."

The Survey must be satisfactory to the Title Company so as to permit it to amend the area and boundary exception in the Owner's Title Policy to be issued to Buyer as required herein. Buyer, if it desires, shall provide the Surveyor with a copy of this Section 3.2 when the survey is ordered. For the purposes of this Contract, "net square feet" means the number of square feet contained within the boundary lines of the Property, exclusive of all land lying within any existing or proposed streets, roads,


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alleys, rights-of-way, easements, creeks, flood plain, water course, boundary dispute or encroachment on or affecting the Property. The Purchase Price for the Property shall be adjusted at the time of Closing so that such Purchase Price shall be an amount equal to Nine Dollars ($9.00) multiplied by the number of total gross square feet shown by such Surveyor's certification.

         3.3 Review of Title and Survey. Buyer shall have a period (the "Title Review Period") ending fifteen (15) days after the date on which Buyer receives the last to be received as among (i) the Title Commitment, (ii) legible true copies of all instruments referred to in the Title Commitment and (iii) the Survey required in Section 3.2 hereof, in which to notify Seller of any objections Buyer has to any matters shown or referred to in the Title Commitment or the Survey, but in no event shall the Title Review Period extend beyond the expiration of the initial 40-day Feasibility Period. Any title encumbrances or exceptions which are set forth in the Title Commitment or the Survey and to which Buyer does not object on or prior to the last day of the Title Review Period shall be deemed to be permitted exceptions to the status of Seller's title (the "Permitted Exceptions"), provided, however, that none of the exceptions prohibited in this Contract shall be Permitted Exceptions. With regard to items to which Buyer does object within the Title Review Period, Seller shall have a period of ten (10) days from the date of its receipt of Buyer's objections in which to cure such objections. If Seller is unable or unwilling to cure such objections or fails to notify Buyer of such cure within the ten (10) day period, Buyer may at its option waive the objections not cured (whereupon such objections shall become Permitted Exceptions) or terminate this Contract by written notice to Seller within five(5) days after expiration of said ten day period.

         3.4 Reports. Within 5 days of the date of this Contract, Seller agrees to furnish to Buyer copies of all site plans, surveys, environmental reports, plans and studies in its possession which relate to the Property.

                                   ARTICLE IV
                         Representations and Warranties

         4.1 Representations and Warranties of Seller.

         Seller, to its current actual knowledge and belief, no diligent inquiry or assessments having been made by or on behalf of Seller, hereby represents and warrants as of the date hereof and as of the Closing Date that:

                  (a) There are no contracts or agreements outstanding (whether for sale, exchange or otherwise) which affect any portion of the Property or its operation;

                  (b) The current ownership, operation, use and occupancy of the Property does not violate any zoning, building, health, flood control, fire or other law, ordinance, order or regulation or any restrictive covenant. There are no violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement, affecting any portion of the Property and no written notice of any such violation has been issued by any governmental authority;

                  (c) There is no action, suit, proceeding or claim affecting the Property or any portion thereof, nor affecting Seller or relating to the ownership, operation, use or occupancy of the Property pending or being prosecuted in any court or by or before any federal, state, county, or municipal department, commission, board, bureau or agency or other governmental


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         instrumentality nor is any such action, suit, proceeding or claim threatened or being asserted. There is no proceeding pending or presently being prosecuted for the reduction of the assessed valuation of taxes or other assessments payable in respect of any portion of the Property;

                  (d) No portion of the Property is the subject of any actual or proposed condemnation or eminent domain proceeding, or any other litigation or proceeding, (whether for widening of streets, installation of utilities or otherwise affecting the Property or any portion thereof, and Seller has not received any written notice that any such proceeding is contemplated);

                  (e) There is ingress and egress, for vehicular and pedestrian traffic, to and from the Property from a public street or streets;

                  (f) No Hazardous Material (as defined below) has been installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of, in, on or under the Property, including without limitation, the surface and subsurface waters of the Property except in compliance with Hazardous Material Law, nor has any activity been undertaken on or adjacent to the Property which would cause (i) the Property to become a hazardous waste treatment, storage or disposal facility within the meaning of, or otherwise bring the Property within, any Hazardous Material Law (as defined below), (ii) a release or threatened release of Hazardous Material from or on to the Property within the meaning of, or otherwise bring the Property under, any Hazardous Material Law, or
         (iii) the discharge of Hazardous Material which would require a permit under any Hazardous Material Law. There are no conditions with respect to the Property which would cause a violation or support a claim under any Hazardous Material Law, and no underground storage tanks or underground deposits of Hazardous Materials are located on the Property. For purposes of this representation, "Hazardous Materials" means and includes asbestos or any substance containing asbestos, polychlorinated biphenyls, any explosives, radioactive materials, chemicals known or suspected to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions, infectious wastes, any petroleum or petroleum-derived waste or product or related materials and any items defined as hazardous, special or toxic materials, substances or waste under any Hazardous Material Law, or any material which shall be removed from the Property pursuant to any administrative order or enforcement proceeding or in order to place the Property in a condition that is suitable for ordinary use. "Hazardous Material Laws" means and includes any present local, state, federal or international law or treaty relating to public health, safety or the environment including without limitation, the Resource Conservation and Recovery Act, as amended ("RCRA"), 42 U.S.C. ss.6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. ss.9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C. ss.1801 et seq., the Clean Water Act, 33 U.S.C. ss.1251 et seq., the Clean Air Act, as amended 42 U.S.C. ss.7401 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.2601 et seq., the Safe Drinking Water Act, 42 U.S.C. ss.300f et seq., the National Environmental Policy Act, 42 U.S.C. ss.4321 et seq., the Noise Control Act, 42 U.S.C. ss.4901 et seq., and the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss.11001 et seq., and the amendments, regulations, orders, decrees, permits, licenses or deed restrictions now or hereafter promulgated thereunder;



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                  (g) Seller is not prohibited from consummating the
         transactions contemplated in this Contract, by any law, regulation, agreement, instrument, restriction, order or judgment;

                  (h) There are no adverse parties in possession of the Property or of any part thereof and no parties in possession thereof except Seller, and no party has been granted any license, lease, or other right relating to the use or possession of the Property;

                  (i) There are no attachments, executions, assignments for the benefit of creditors, receiverships, Conservatorship or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Seller or pending against Seller or the Property;

                  (j) Seller will completely discharge at or prior to Closing (whether or not payable in installments or otherwise) any liens, charges, security interests or other encumbrances affecting the Property, other than assessments levied by local municipal authorities;

                  (k) No part of the Property lies within the portion of a flood plain which has been designated and established as an "area of special flood hazard" or "special hazard area" (as defined in 44 CFR 59.1) by the most recent Flood Hazard Boundary Map or Flood Insurance Rate Map applicable to the Property and issued by the Federal Emergency Management Agency in connection with the National Flood Insurance Program;

                  (l) No portion of the Property has been designated or assessed for "agricultural use" or as "qualified open space land" within the meanings of Article VIII, section 1-d or section l-d-1 of the Texas Constitution, or the statutes codified as Section 23.46 or 23.55 of the Texas Property Tax Code, as amended, for any period of time during which Seller has owned the Property;

                  (m) There are no surface or subsurface faults, fissures or other major geological defects or flaws which detrimentally affect the Property;

                  (n) Seller has full right, title and authority to enter into this Contract, and that no other party has any right, option, interest, or claim to all or any part of the Property, whether subject to earnest money contract, option agreement, right of first refusal, reversionary or future interests, or right of reverter; and

                  (o) Seller is not a foreign person or entity pursuant to the Foreign Investment in Real Property Tax Act, or the Tax Reform Act of 1984, and Buyer is not obligated to withhold any portion of the Purchase Price for the benefit of the Internal Revenue Service.

All of Seller's warranties and representations shall survive any inspection or investigation made by or on behalf of Buyer, and the Closing of the transaction contemplated herein, but shall expire for all purposes six (6) months after Closing.

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                                    ARTICLE V
                         Conditions Precedent to Buyer's
                               Obligation to Close

         5.1 Buyer's obligation to consummate the transactions contemplated hereunder is conditioned upon satisfaction of each of the following conditions at or prior to the Closing (or such earlier date as is specified with respect to a particular condition):

                  (a) None of the representations and warranties of Seller set forth in Article IV hereof shall be untrue or inaccurate in any material respect.

                  (b) Seller shall not have failed to perform or comply with any of its agreements or obligations in any material respect and within the time periods provided herein.

                  (c) Buyer has the right to conduct a feasibility study (the "Feasibility Study") of the Property during the Feasibility Period (as herein defined). To this end, it is agreed and understood as follows:

                  (i) Buyer has the right to approve in its sole and absolute discretion the condition of the Property and all aspects associated with Buyer's proposed development of the Property, including all environmental matters, financing, estimated development, construction and operating costs of the Buyer's proposed shopping center to be constructed on the Land (the "Proposed Project"), within forty (40) days from the date hereof (the "Feasibility Period"). Buyer has the right to extend the Feasibility Period for an additional thirty (30) days, as provided in the next subsection 5.1(c)(ii). Inspections of the Property by Buyer or Buyer's representatives are to be conducted in such a manner as not to physically damage the Property or unreasonably interfere with the usual operation of the Property by Seller.

                  (ii) In respect to the Feasibility Period or the right to extend the Feasibility Period, it is agreed as follows:

                           (A) On or before the expiration date of the Feasibility Period, Buyer has the option either to
                           (i) give written notice to the Seller and the Title Company that it desires for this Contract to remain in full force and effect, whereupon the entirety of the Earnest Money Deposit becomes at risk and the parties are to proceed to Closing; or (ii) give notice to the Seller and the Title Company that it exercises its right to extend the Feasibility Period for an additional 30 days (the "Extended Feasibility Period"), whereupon $25,000 of the Earnest Money Deposit plus interest earned on such portion of the Earnest Money Deposit, becomes at risk under the terms of this Contract. If Buyer does not give any of the two aforesaid written notices prior to the expiration of the Feasibility Period, then the entirety of the Earnest Money Deposit shall be refunded to Buyer and the parties are released from any further liability hereunder.

                           (B) If the Feasibility Period is extended under the aforesaid terms, on or before the expiration of the Extended Feasibility Period, Buyer has the option to give written notice to the Seller and the Title Company that it desires for this Contract to remain in full force and effect, whereupon the entirety of the Earnest Money Deposit becomes at risk under the terms of this Contract and the parties are to proceed to Closing. If Buyer does not give its written notice prior to the expiration of the Extended Feasibility Period, then Buyer instructs and


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                           authorizes the Title Company to release $25,000 of
                           the Earnest Money Deposit plus interest earned on such portion of the Earnest Money Deposit, to the Seller immediately upon Seller's written demand (and without the necessity of any additional release executed by Buyer), and the remaining portion of the Earnest Money Deposit shall be paid to Buyer and the parties are released from any further liability hereunder.

                  (iii) Seller sends hereby grants to Buyer the right to enter upon the Property at any reasonable time during the term of this Contract prior to Closing to make surface or subsurface inspection thereof, or for other purposes incident to Buyer's requirements relative to the acquisition and use of the Property. The Property shall be restored to its present condition after any tests, at Buyer's sole expense. Buyer hereby indemnifies Seller against and agrees to defend and hold Seller harmless from all claims, demands, causes of action, and suits of any nature whatsoever, arising out of the inspection of the Property incident to this paragraph, which indemnity survives for a period of two years after the Closing or termination of this Contract, notwithstanding anything contained herein to the contrary. No such examination or inspection shall be deemed to constitute a waiver or relinquishment on the part of Buyer of his right to rely on the covenants, representations, warranties or agreements contained in this Contract.

                  (iv) Notwithstanding anything contained herein to the contrary, if this Contract terminates by virtue of the provisions of this Section 5.1(c), the Earnest Money Deposit and interest thereon shall be paid as provided in this Section 5.1(c), less the sum of Fifty and No/100 Dollars ($50.00) (the "Option Sum"), which is to be retained by the Seller as consideration for this Contract, which consideration is deemed earned as of the date of this Contract.

                  (d) No geological flaw, fault, or defect, soil condition or other physical defect which would prevent the Buyer from developing the Property as the Proposed Project in Buyer's reasonable judgment shall have been discovered during the Feasibility Period.

If Buyer terminates this Contract, Buyer shall promptly deliver to Seller all engineering data, environmental reports, site plans and all other due- diligence materials relating to the Property.

                                   ARTICLE VI
                                     Closing

         6.1 Time and Place of Closing. Provided that all of the conditions of this Contract shall have been satisfied prior to or on the Closing Date (herein so called), the Closing (herein so called) of this transaction shall take place at the offices of the Title Company in San Antonio, Texas, thirty (30) days after the expiration of the Feasibility Period or the Extended Feasibility Period, if applicable, or the Title Review Period, whichever is later, or such earlier date as may be specified by Buyer by not less than five (5) days advance written notice to Seller.


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         6.2      Events of Closing.  At the Closing:

                  (a)      Seller shall deliver to Buyer the following:

                           (1) A Special Warranty Deed in form and substance
                  reasonably approved by the parties, but listing only the Permitted Exceptions as exceptions to title, duly executed and acknowledged by Seller, conveying to Buyer the Property in indefeasible fee simple, free and clear of any lien, encumbrance or exception other than the Permitted Exceptions;

                           (2) A standard Texas Owner's Policy of Title
                  Insurance issued by the Title Company conforming to the requirements of Article III above insuring Buyer's title in indefeasible fee simple in the amount of the Purchase Price and containing no exceptions other than the Permitted Exceptions;

                           (3) Tax certificates from all taxing authorities
                  having jurisdiction over the Property, showing payment of all ad valorem taxes on said Property through the calendar year preceding the Closing of this purchase and sale;

                           (4)      Possession of the Property;

                           (5) A UCC search of the Property reflecting no
                  outstanding security interests affecting the Property;

                           (6) A written consent of all of the individuals
                  comprising the Seller in form and substance satisfactory to Buyer and its counsel, which reflects the authorization of the transactions herein by Seller and evidence of the authority of the individual executing the closing documents to execute and deliver this Contract and the documents provided for hereunder;

                           (7) The affidavit in form and substance satisfactory
                  to Buyer that Seller is not a foreign person or entity subject to the Foreign Investment in Real Property Tax Act or the Tax Reform Act of 1984; and

                            (8) Such other evidence of the authority and
                  capacity of Seller and its representatives as Buyer or the Title Company may reasonably require.

         (b)      Buyer shall deliver the following:

                           (1) The Purchase Price, as required pursuant to
                  Section 2.1 above, in immediately available funds, such as wire transfer or by Buyer's certified or cashier's check, or Title Company check in U.S. funds;

                           (2) A copy of a resolution of the Board of Trust
                  Managers of Buyer, certified under oath by an officer of Buyer as being a true copy of minutes evidencing then currently effect action by such board, reflecting, in form and substance satisfactory to Seller and its counsel, the authorization of the transactions herein by Buyer and the


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                  authority of the officer or officers of Buyer to execute and deliver this Contract and the documents provided for hereunder; and

                           (3) Such other evidence of the authority and capacity
                  of Buyer and its representatives as the Seller or the Title Company may reasonably require.

         6.3 Expenses. Seller shall pay the cost of tax certificates, one-half of the escrow fee charged by the Title Company, its share of the prorations as set forth in Section 6.4 hereof, the premium for the Owner's Policy of Title Insurance (excluding the fee for amending the area and boundary exception) and its own attorneys' fees. Buyer shall pay its proportionate share of the prorations as set forth in Section 6.4 hereof, one-half of the escrow fee charged by the Title Company, the fee for amending the area and boundary exception, the recording fees for its Special Warranty Deed, the cost of the Survey (subject to Seller's reimbursement of up to $2,000.00 if Closing occurs), the cost of the UCC search, and its own attorneys fees. Except as otherwise provided in this Section, all other expenses hereunder shall be paid by the party incurring such expenses. Additionally, any expenses, charges and fees of closing, not specifically allocated herein or incurred by a specific party, shall be borne by the parties according to general custom in San Antonio, Texas, or, if no such custom exists, shall be borne equally between the parties.

         6.4 Prorations. Rental income, if any, and personal property ad valorem taxes, if any, prorated to the Closing, based upon actual calendar days involved. Seller shall be responsible for all ad valorem taxes for any period prior to and including the date of Closing. Buyer shall receive credit on the amount of the cash payments to be made by Buyer pursuant hereto for the prorated amount thereof chargeable to Seller. In connection with the proration of both real and personal property ad valorem taxes, if actual tax figures for the year of closing are not available at the Closing Date, a final proration of taxes shall be made using tax figures from the current year. Seller shall, on or before the Closing Date, furnish to Buyer and the Title Company all information necessary to compute the prorations provided for in this Section. All special taxes and assessments to the date of Closing, and any "roll-back" taxes contemplated under Section 4.1(n), shall be paid by Seller.

         In the event any property taxes levied against the Property have been deferred pursuant to Section 23.46 or Section 23.55 of the Texas Property Tax Code, as may be amended from time to time, or any similar law and this sale or change in the use of the Property causes the amount of the deferred taxes to become payable, Seller shall reimburse Buyer upon demand for the amount of such deferred taxes plus any interest and penalty charged thereon. This Section 6.4 shall survive the Closing.

                                   ARTICLE VII
                       Damage and Condemnation to Property

         Seller agrees to give Buyer prompt written notice of any fire or casualty affecting the Property between the date hereof and the Date of Closing or of any actual or threatened taking or condemnation of all or any portion of the Property. If prior to the Closing there occurs the taking or condemnation of all or any portion of the Property, or notice of such action is delivered, or a casualty shall occur that materially affects the Property, in such event Buyer may at its option terminate this Contract by notice to Seller within twenty (20) days after Buyer has received the notice referred to above or at the Closing, whichever is earlier. If Buyer does not so elect to terminate this Contract, then the Closing shall take place as provided herein but the amount of the condemnation award or insurance proceeds actually received by Seller shall be credited to the Purchase Price. All risk of loss contemplated by this Article VII shall be borne by Seller until acceptance by Buyer of delivery of Seller's deed at the Closing.

                                  ARTICLE VIII
                        Termination, Default and Remedies

         8.1 Permitted Termination. If this Contract is terminated by either party pursuant to a right expressly given it to do so hereunder (a "Permitted Termination"), except as otherwise expressly provided in Section 5.1 hereof, the Earnest Money Deposit and interest thereon shall immediately be returned to Buyer (less the Option Sum, as prescribed in Section 5.1(c)(v) hereof), and neither party have any further rights or obligations hereunder, except as to the indemnity given by Buyer in Section 5.1(c) hereof. Seller and Buyer are entitled to any interest earned on the portion of the Earnest Money Deposit paid to them under the provisions of Section 5.1(c)(ii).

         8.2 Default by Seller. (a) Seller is in default hereunder upon the occurrence of any one or more of the following events:

                  (1) Any of Seller's warranties or representations set forth herein are untrue or inaccurate in any material respect; or

                  (2) Seller fails to meet, comply with or perform any covenant, agreement, or obligation on its part required, within the time limits and in the manner required in this Contract, for any reason other than a Permitted Termination.

         (b) If Seller defaults hereunder, Buyer may, at Buyer option, do any of the following:

                  (1) Terminate this Contract by written notice delivered to Seller at or prior to the Closing and receive a refund of the Earnest Money Deposit and interest thereon;

                  (2) Enforce specific performance of this Contract against Seller; or

                  (3) In addition to and not to the exclusion of the remedy in subparagraph (1) immediately above, bring an action against Seller for damages, provided, however, that this remedy shall be available to Buyer only if Seller has conveyed or encumbered the Property in violation of the terms hereof.

         8.3 Default by Buyer. Buyer is in default hereunder if Buyer fails to deliver at the Closing any of the items required of Buyer in Article VI hereof, for any reason other than a default by Seller hereunder or a Permitted Termination. If Buyer defaults hereunder, Seller, as Seller's sole and exclusive remedy for such default, is entitled to terminate this Contract by written notice to Buyer and retain Buyer's Earnest Money Deposit, it being agreed by Buyer and Seller that such sum represents liquidated damages for a default of Buyer hereunder because of the difficulty, inconvenience, and uncertainty of ascertaining actual damages for such default.

         8.4 Attorney's Fees. If it shall be necessary for either Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, the defaulting party shall reimburse the non-defaulting party for reasonable attorney's fees and court costs.

         8.5 Escrow Instructions. If either party hereto becomes entitled to the earnest money as liquidated damages, or upon termination of this Contract in accordance with its terms, Buyer and Seller covenant and agree to deliver a letter of instruction to the Title Company directing the disbursement of the Earnest Money Deposit to the party entitled thereto. If either party hereto fails or refuses to sign or deliver such an instruction letter when the other party is entitled to a disbursement of the Earnest Money Deposit, then the party so failing or refusing to sign or deliver such letter shall pay, upon the final order of a court with appropriate jurisdiction stating that such other party is entitled to a disbursement of the earnest money, all reasonable attorney's fees and court costs incurred by the party so entitled to the Earnest Money Deposit in connection with its recovery thereof.

                                   ARTICLE IX
                       Interim Responsibilities of Seller

         Seller agrees that during the period between the date of this Contract and the Closing Date:

                  (a) Seller may not further encumber the Property in any manner or permit or suffer the filing or attachment of any lien of mechanic's or materialmen. If the Property becomes subject to any such liens or encumbrances in contravention of this subparagraph (a), Buyer may elect to terminate this Contract or to consummate the transactions contemplated hereunder and apply the Purchase Price or so much thereof as may be necessary to retire any such liens or encumbrances;

                  (b) Seller must maintain Seller's existing insurance coverage, if any, with respect to the Property from the date hereof through the Date of Closing or earlier termination of this Contract;

                  (c) Seller shall not file any restrictive covenants or impose, by grant or otherwise, any deed restrictions affecting the Property, grant any licenses, easements or other uses affecting the Property, without Buyer's prior written consent; nor place or permit to be placed on the Property any buildings, structure or other improvements, nor remove or permit to be removed from the Property, any buildings, structures, trees, shrubbery or other improvements of any kind whatever, without Buyer's prior written consent; and

                  (d) Seller may not excavate or permit the excavation of the Property and may not do or suffer to be done any act whereby the value of any party of the Property may be lessened.

                                    ARTICLE X
                              Brokerage Commission

         Each party warrants to the other that neither of them nor their agents or representatives have engaged or contacted any broker with respect to the transaction contemplated herein, that no brokers have been involved with the purchase and sale hereunder, and each party agrees to indemnify and hold the other party harmless from any and all claims for brokerage fees arising out of its actions. The provisions of this Article survive the Closing for a period of two years thereafter.

                                   ARTICLE XI
                                  Miscellaneous

         11.1 No Assumption of Seller's Liabilities. Buyer is acquiring only the Property from Seller and is not the successor of Seller. Buyer does not assume or agree to pay, or indemnify Seller or any other person or entity against, any liability, obligation or expense of Seller or relating to the Property in any way except only to the extent, if any, herein expressly and specifically provided herein.

         11.2 Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be deemed to be delivered and received when actually received, or, if earlier and regardless of whether actually received, upon deposit in a regularly maintained receptacle for the United States mail, registered or certified, return receipt requested, postage fully prepaid, addressed to the addressee at its address set forth below:

         If to Seller:              c/o John K, Miller
                                    430 South Santa Rosa
                                    San Antonio, Texas 78207

         With a copy to:            Gresham, Davis, Gregory, Worthy & Moore
                                    Attn. Richard L, Kerr
                                    112 East Pecan, Ninth Floor
                                    San Antonio, Texas 78205
                                    (210) 226-4817
                                    FAX: (210) 226-5154

         If to Buyer:               United Investors Realty Trust
                                    Attn: Mr. Randall D. Keith
                                    5847 San Felipe, Suite 850
                                    Houston, Texas 77057
                                    (713) 781-2858
                                    FAX: (713) 268-6005

                                    United Investors Realty Trust
                                    Attn. Mr. Lewis Sandler
                                    8080 North Central Avenue, Suite 500
                                    Dallas, Texas 75206
                                    (214) 360-3665
                                    FAX: (214) 360-3696

         With a copy to:            James, Goldman & Haugland, P.C.
                                    Attn: Merton B. Goldman, Esq.
                                    8th Floor Texas Commerce Bank Bldg.
                                    201 East Main
                                    El Paso, Texas 79901
                                    (915) 532-3911
                                    FAX: (915) 541-6440

         11.3 Survival. All warranties, representations, indemnities, and agreements contained herein or arising out of the sale of the Property by Seller to Buyer shall survive the Closing hereof for a period of six months thereafter, unless a longer period is expressly stated herein.

         11.4 Governing Law; Venue. The laws of the State of Texas govern the validity, enforcement, and interpretation of this Contract. The obligations of the parties are performable and exclusive venue for any legal action arising out of this Contract lie in Bexar County, Texas.

         11.5 Integration; Modification; Waiver. This Contract constitutes the complete and final expression of the agreement of the parties relating to the Property, and supersedes all previous contracts, agreements, and understandings of the parties, either oral or written, relating to the Property. This Contract cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Contract) executed by the party against whom enforcement of the modification or waiver is sought. The terms and provisions of this Contract shall not merge with, be extinguished or otherwise affected by any subsequent conveyance or instrument by or between the parties hereto unless such instrument shall specifically so state and be signed by both Buyer and Seller.

         11.6 Counterpart Execution. This Contract may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.

         11.7 Headings; Construction. The headings which have been used throughout this Contract have been inserted for convenience of reference only and do not constitute matter to be construed in interpreting this Contract. Words of any gender used in this Contract shall be held and construed to include any other gender and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise. If the last day of any time period stated herein shall fall on a Saturday, Sunday, legal or banking holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday, legal or banking holiday.

         11.8 Invalid Provisions. If any one or more of the provisions of this Contract, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Contract and all other applications of any such provision shall not be affected thereby.

         11.9 Binding Effect. This Contract shall be binding upon and inure to the benefit of Seller and Buyer, and their respective heirs, personal representatives, successors and assigns. Buyer may assign its rights hereunder, but Buyer shall not be relieved of any duties and obligations hereunder. Except as expressly provided herein, nothing in this Contract is intended to confer on any person, other than the parties hereto and their respective heirs, personal representatives, successors and assigns, any rights or remedies under or by reason of this Contract.

         11.10 Further Acts. In addition to the acts recited in this Contract to be performed by Seller and Buyer, Seller and Buyer agree to perform or cause to be performed at the Closing or after the Closing any and all such further acts as may be reasonably necessary to consummate the transactions contemplated hereby.

         11.11 Date of Contract. The date of this Contract shall for all purposes be the date of the execution hereof by the Title Company acknowledging receipt of Buyer's Earnest Money Deposit.

         11.12 Time. Time is of the essence in this Contract.

         11.13 Expiration. This Contract shall be deemed to be null and void and of no further force and effect unless it is fully executed and accepted by the Title Company, together with the Earnest Money Deposit prior to the close of business on October __, 1997.

                           SELLER:

                                                /s/ BALOUS MILLER
                                                ---------------------------
                                                Balous Miller



                                                /s/ JOHN K. MILLER
                                                ---------------------------
                                                John K. Miller



                                                /s/ DOUGLAS MILLER
                                                ---------------------------
                                                Douglas Miller



                                                /s/ LOUIS VANCE
                                                ---------------------------
                                                Louis Vance


Executed by Seller on the _______ day of ________________, 1997.




                           BUYER:               UNITED INVESTORS REALTY TRUST


                                                By: /s/ RANDALL D. KEITH
                                                   -----------------------------
                                                   Name: Randall D. Keith
                                                        ------------------------
                                                   Title: Vice President
                                                         -----------------------


Executed by Buyer on the 8th day of October, 1997



RECEIPT OF BUYER'S EARNEST MONEY DEPOSIT
IN THE AMOUNT OF $50,000.00, ACKNOWLEDGED
ON THE 13th DAY OF OCTOBER, 1997

ALAMO TITLE COMPANY


By: /s/ DON WALKER by kp
   --------------------------------
   Title: President

                                   EXHIBIT "A"

                                LEGAL DESCRIPTION


         An 8.221 acre or 358,100 square foot tract of land out of the B.B.B. & C.R.R. Survey Number 400, Abstract 99, County Block 4767, consisting of a portion of the remainder of Lot 2, Block 1, New City Block 16841, Kinchen Subdivision as recorded in Volume 8800, Page 19 of the Deed and Plat Records of Bexar County, Texas. Also consisting of a portion of the remainder of Lot 1, Block 1, New City Block 16841, Broken Oaks Subdivision as recorded in Volume 8800, Pages 80 and 81 of the aforesaid Records.

                            [PAPE-DAWSON LETTERHEAD]


                                  FIELD NOTES
                                      FOR

A 8.221 acre or 358,100 square foot, tract of land in the City of San Antonio, out of the B.B.B. & C.R.R. Survey Number 400, Abstract 99, County Block 4767, consisting of a portion of the remainder of Lot 2, Block 1, New City Block 16841, Kinchen Subdivision as recorded in Volume 8800, Page 19 of the Deed and Plat Records of Bexar County, Texas. Also consisting of a portion of the remainder of Lot 1, Block 1, New City Block 16841, Broken Oaks Subdivision as recorded in Volume 8800, Pages 80 and 81 of the aforesaid Records. Said 8.221 acres being further described by metes and bound as follows:

BEGINNING:     At a 1/2" iron rod with yellow cap marked "Pape-Dawson" found for the southwest end of the curve return of the southeast line of Huebner Oaks, variable width right-of-way at its intersection with the northwest line of Huebner Road, a 110-foot wide right-of-way. Same being the southeast corner of the remainder of said Lot 2, Block 1, Kinchen Subdivision and the southeast corner of the herein described tract;

THENCE: S 41 degrees 47'19"W along and with said northwest line of Huebner Road, a distance of 217.44 feet to a 1/2" iron rod found for the south corner of said remainder of Lot 2, Kinschen Subdivision, same being the southeast corner of said remainder of Lot 1, Broken Oaks Subdivision for an angle point of this tract;

THENCE: S 40 degrees 46'11"W, continuing along and with said northwest line, a distance of 387.92 feet to a 1/2" iron rod found for the south corner of said remainder of Lot 1, Broken Oaks Subdivision. Same being the east corner of Lot 3, Block 1, New City Block 16841, Batchelor Subdivision as recorded in Volume 8700, Page 233 of the aforementioned Deed and Plat Records and the south corner of this tract;

THENCE: N 24 degrees 43'05"W, departing said northwest line of Huebner Road, along and with said common line, passing the north corner of said Lot 3, Batchelor Subdivision. Same being the northeast corner of Lot 5, Block 1, New City Block 16841, Batchelor Subdivision, Unit 2 as recorded in Volume 9504, Page 55 of said Deed and Plat Records for a distance of 770.86 feet to a 1/2" iron rod with yellow cap marked "Pape-Dawson" set in the northeast line of said Lot 5 for the west corner of this tract;

THENCE: N 63 degrees 39'11"E, departing said common line and crossing into said remainder of Lot 1, Broken Oaks Subdivision and crossing into said remainder of Lot 2, Kinchen Subdivision, a distance of 598.95 feet to a 1/2" iron rod with yellow cap marked "Pape-Dawson" set for a point on a curve to the right in said southwest line of Huebner Oaks for the north corner of this tract;






--------------------------------------------------------------------------------
                                  EXHIBIT 'A'

91'72-96
8,221 Acres
Page 2 of 2


THENCE: Continuing along and with said southwest line and curve to the right, said curve having a radial bearing of S 68 degrees 39'24"W, a radius of 289,16 feet, a central angle of 26 degrees 20'43", a chord bearing and distance of S 08 degrees 10'15"E,
               131.79 and an arc length of 132.96 feet to a 1/2" iron rod with yellow cap marked "Pape-Dawson" found for a point of reverse curvature;

THENCE: Continuing along and with said southwest line and a curve to the left, said curve having a radius of 280.00 feet, a central angle of 14 degrees 32'18", a chord bearing and distance of S 02 degrees 16'03"E, 70.86 and arc length of 71.05 feet to a 1/2" iron rod with yellow cap marked "Pape-Dawson" found for a point of compound curvature;

THENCE: Continuing along and with said southwest line and curve to the left, said curve having a radius of 443.00 feet, a central angle of 38 degrees 40'29", a chord bearing and distance of S 28 degrees 52'26"E, 293.38 and an arc length of 299.03 feet to a 1/2" iron rod with yellow cap marked "Pape-Dawson" found for a point of tangency;

THENCE: S 48 degrees 12'41"E, continuing along and with said southwest line, a distance of 25.00 feet to a 1/2" iron rod with yellow cap marked "Pape-Dawson" found for a point of curvature to the right. Same being the northwest end of the aforementioned curve return for a southeast corner of this tract;

THENCE: Continuing along and with said southwest line and curve to the right, said curve having a radius of 25.00 feet, central angle of 90 degrees 00'00", a chord bearing and distance of S 03 degrees 12' 41" E, 35.36 and an arc length of 39.27 feet to the POINT OF BEGINNING. Containing 8.221 acres of land in the City of San Antonio, Bexar County, Texas.

PREPARED BY:   Pape-Dawson Consulting Engineers,Inc.
DATE:          March 14, 1996
JOB NO.:       9172-96
DOC. ID.:      960314a1.Galvan/avs       [SEAL]